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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                   FORM 3

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person    SAMUEL W. LEE
                                             ROOM 506, S/FI EAST TOWN
                                             BUILDING, 41 LOCKHART ROAD
                                             WANCHAI, HONG KONG

2.   Date of Event Requiring Statement (Month/Day/Year)     11/14/2000


3.   IRS Identification Number of Reporting Person, if an Entity
     (Voluntary)


4.   Issuer Name and Ticker or Trading Symbol   EURO TRADE & FORFAITING,
                                                INC. ("ETFC")


5.   Relationship of Reporting Person to Issuer (Check all applicable)

                 Director                        X   10% Owner
           -----                               -----
                 Officer (give title below)          Other (specify below)
           -----                               -----

6.   If Amendment, Date of Original  (Month/Day/Year)     N/A


7.   Individual or Joint/Group Filing (Check applicable line)

            X   Form Filed by One Reporting Person
          -----

                Form Filed by More Than One Reporting Person
          -----

TABLE I - Non-Derivative Securities Beneficially Owned

1.   Title of Security (Instr. 4)                    COMMON STOCK


2.   Amount of Securities Beneficially Owned (Instr. 4)         2,470,000


3.   Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)     I


4.   Nature of Indirect Beneficial Ownership (Instr. 4)

     BY BEAUMONT CAPITAL LTD.

* If the form is filed by more than one Reporting Person, see Instruction
  5(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                    (Over)

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Form 3 (continued)

TABLE II - Derivative Securities Beneficially Owned (e.g., Puts, Calls,
           Warrants, Options, Convertible Securities)


1.   Title of Derivative Security (Instr. 4)                    WARRANTS

2.   Date Exercisable and Expiration Date (Month/Day/Year)

          Date Exercisable                  Expiration Date

              11/14/2000                      11/14/2005

3.   Title and Amount of Securities Underlying Derivative Securities
     (Instr. 4)

          Title                     Amount or Number of Shares

      COMMON SHARES                     2,470,000

4.   Conversion or Exercise Price of Derivative Security

     $1.35

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
     (Instr. 5)

      I

6.    Nature of Indirect Beneficial Ownership (Instr. 5)

      BY BEAUMONT CAPITAL LTD.

Explanation of Responses:

Samuel W. Lee and his family are the owners of all of the issued and outstanding shares of Beaumont Capital Ltd.


                       /s/ SAMUEL W. LEE                 November 16, 2000
                       -----------------------------     -----------------
                       Signature of Reporting Person (1) Date
                       SAMUEL W. LEE

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* Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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